REPUBLIC TO INCREASE EFFICIENCY

New York - May 5, 1995: Republic New York Corporation today said that it has begun the implementation phase of Project
Excellence-Plus, its previously announced company-wide project to improve operating efficiencies and reduce costs.

Republic, which has consistently ranked as one of America's most efficient bank holding companies, expects to improve its "efficiency ratio" (total operating expenses to fully taxable equivalent net interest income and other income). In the first quarter of 1995, Republic had an efficiency ratio of 57.0 percent, excluding a one-time charge of $7.5 million related to a previously announced accounting change. If, during the first quarter, Republic had benefited from the cost savings identified by this project, the efficiency ratio would have been 51.2 percent, without giving effect to any revenue enhancements resulting from the project.

The company expects pre-tax cost savings in operating expenses to reach a rate of not less than $75 million per year once the project's ideas are fully implemented over the next 14 months. The corporation said that in the fourth quarter of 1995 it expects to have reached at least 60 percent of the full rate of total projected savings. Cost savings will be achieved in both personnel and non-personnel areas, and will result from general efficiencies, process redesign, vendor management, restructuring and consolidation of operations and automation.

Republic will take one-time restructuring and related charges of approximately $120 million on a pre-tax basis in the second quarter of 1995. Approximately 80 percent of this charge is related to the cost of severance for approximately 850 personnel out of a worldwide staff of 5,550. The distribution of personnel affected is approximately 75 percent domestic and 25 percent international.

In connection with the reduction of personnel, Republic Chairman Walter H. Weiner said, "Republic has endeavored to be fair in the process and in the terms and conditions of parting. We have designed severance programs to provide meaningful transition benefits, particularly for those with long service. It is important to all of our constituents that Republic remain a highly desirable employer. Consistent with our long-standing culture of loyalty, we have worked to the best of our ability to meet the needs of our colleagues who are departing as well as those who remain with us."

Mr. Weiner also said, "The corporation intends to pursue a program of continuously improving its processes in order to maintain a competitive level of efficiency. An important complement to cost efficiency will be the ongoing strategic analysis of the competitive environment, with the object of taking advantage of appropriate business opportunities."

Tandon Capital Associates advised Republic on Project
Excellence-Plus.